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EXHIBIT 12

                    CALCULATION OF EARNINGS TO FIXED CHARGES

                                      2006      2005      2004      2003      2002
                                     -------   -------   -------   -------   -------
                                                              (IN THOUSANDS)
Earnings:
Net income available to common
  stockholders                       $ 5,591   $ 5,930   $ 9,481   $24,238   $25,378
Preferred stock dividends              6,529     6,529     5,387     3,342     3,342
Income taxes                                         -         -         -         -
Interest expense                                     -         -         -         -
                                     -------   -------   -------   -------   -------
                                     $12,120   $12,459   $14,868   $27,580   $28,720
                                     -------   -------   -------   -------   -------
Fixed charges:
Preferred dividends                  $ 6,529   $ 6,529   $ 5,387   $ 3,342   $ 3,342
Interest expense                                     -         -         -         -
                                     -------   -------   -------   -------   -------
                                     $ 6,529   $ 6,529   $ 5,387   $ 3,342   $ 3,342
                                     -------   -------   -------   -------   -------

Ratio of earnings to fixed charges      1.86      1.91      2.76      8.25      8.59
                                     =======   =======   =======   =======   =======
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